                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         SAFECO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

 [LOGO]

                               SAFECO CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 1, 1996

                                                         Seattle, March 12, 1996

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of SAFECO Corporation (the "Corporation") will be held on May 1, 1996, at 11:00 A.M. in the Auditorium, SAFECO Plaza, 4333 Brooklyn Avenue N.E., Seattle, Washington, for the following purposes, as set forth in the accompanying proxy statement:

1. To elect one nominee to serve as a director for a two-year term to expire in 1998 and four nominees to serve as directors for three-year terms to expire in 1999.

2. To consider and act upon a proposal to amend Article III of the Corporation's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 150,000,000 to 300,000,000.

3. To consider and act upon such other matters as may properly come before the meeting.

The Board of Directors has established the close of business on March 1, 1996, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof.

YOU ARE URGED TO REVIEW CAREFULLY THE ACCOMPANYING PROXY STATEMENT, AND SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

Your proxy may be revoked by you at any time before it has been voted. You may substitute a representative other than those named in the enclosed proxy if you desire. The individuals named are the present members of the Executive Committee of the Board of Directors.

You are cordially invited to attend the Annual Meeting of Shareholders in person, if it is convenient for you to do so.

                                                               [LOGO]
                                                        Roger H. Eigsti
                                                        Chairman, CEO and
                                                        President

                               SAFECO CORPORATION

                    SAFECO Plaza, Seattle, Washington 98185

                                PROXY STATEMENT

                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 1, 1996

This   statement  is  furnished  in  connection   with  the  Annual  Meeting  of
Shareholders of SAFECO Corporation (the "Corporation") to be held on May 1, 1996. Shareholders of record at the close of business on March 1, 1996, are entitled to vote at the meeting either in person or by proxy.

Your proxy in the enclosed form is solicited by the Board of Directors of the Corporation. The shares represented by the proxies received will be voted at the meeting.

The approximate date of the mailing of this proxy statement and the enclosed form of proxy is March 12, 1996.

                      OUTSTANDING SHARES AND VOTE REQUIRED

On March 1, 1996, there were 126,023,443 shares of Common Stock of the Corporation outstanding, all of which will be entitled to vote at the Annual Meeting of Shareholders to be held on May 1, 1996. Each shareholder is entitled to one vote for each share of Common Stock held of record in such person's name on the record date. Under Washington law and the Corporation's Articles of Incorporation, a quorum consisting of a majority of the shares entitled to vote must be represented in person or by proxy. Directors are elected by a majority of the votes cast by shares present, in person or by proxy, and entitled to vote at the Annual Meeting. Votes withheld with respect to the election of directors will not be counted either in favor of or against the election of the nominees. Under Washington law, the favorable vote of the holders of a majority of the shares entitled to vote will be required to adopt Proposal No. 2 to amend
Article III of the Corporation's Restated Articles of Incorporation. Abstentions from voting will have the effect of voting against that proposal. Brokers who hold shares for the account of their clients may vote their clients' proxies in the brokers' own discretion as to the election of directors and Proposal No. 2 if the clients have not furnished voting instructions by 10 days prior to the meeting. Proxies solicited by the Board of Directors will be voted in favor of each of the director nominees and Proposal No. 2 unless shareholders specify a contrary choice in their proxies.

                            SOLICITATION OF PROXIES

The persons named as proxies were selected by the Board of Directors and are the present members of the Executive Committee of the Board. Your proxy may be revoked by you at any time before it has been voted by notifying the Secretary to the Board of Directors, SAFECO Corporation, SAFECO

                                    -- 2 --

Plaza, Seattle, Washington 98185, in writing of such revocation. Georgeson & Company Inc., New York City, has been retained to solicit proxies personally or by mail, telephone or telegram through approximately 40 employees at a cost anticipated to be $6,000 plus reasonable out-of-pocket expenses, which will be paid by the Corporation. Management does not expect to solicit proxies except through the mail; however, if proxies are not promptly received, salaried employees of the Corporation may solicit proxies from some shareholders personally, by telephone or fax.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

The Board of Directors is divided into three classes. At the 1996 Annual Meeting of Shareholders, one nominee will be elected to serve a two-year term until the 1998 Annual Meeting of Shareholders and four nominees will be elected to serve three-year terms until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified.

On May 1, 1996, Donald G. Graham, Jr., and Calvert Knudsen, both having reached age 72, will retire as directors in accordance with the Corporation's retirement policy for directors. At its February 7, 1996 meeting, the Executive Committee of the SAFECO Corporation Board of Directors nominated William W. Krippaehne, Jr., President and Chief Executive Officer of Fisher Companies Inc., to fill the two-year unexpired term of Mr. Graham ending in 1998. Concurrently, the Executive Committee reduced the number of directors to 13, as permitted by the Bylaws, effective May 1, 1996.

Unless otherwise stated, each individual described below has served for at least five years in the position indicated. All nominees, other than Mr. Krippaehne, are presently directors.

                             NOMINEES FOR DIRECTOR

         CLASS III -- TERM EXPIRES AT 1998 ANNUAL SHAREHOLDERS' MEETING

WILLIAM W. KRIPPAEHNE, JR., 45, is President and Chief Executive Officer, Fisher Companies Inc., Seattle, Washington, whose primary subsidiaries are engaged in broadcasting, flour milling and real estate ownership and development. Mr. Krippaehne has been an executive officer of Fisher Companies since 1982.

          CLASS I -- TERM EXPIRES AT 1999 ANNUAL SHAREHOLDERS' MEETING

PHYLLIS J. CAMPBELL, 44, is Chief Executive Officer and President of U.S. Bank of Washington, N.A., Seattle, Washington, and has been an executive officer of the bank since 1989. She is also Executive Vice President of U.S. Bancorp. Ms. Campbell has been a director of the Corporation since 1994 and is a director of Puget Sound Power & Light Company.

                                    -- 3 --

BOH A. DICKEY, 51, is Executive Vice President and Chief Financial Officer of the Corporation and Chairman of the Board of Trustees for the 31 SAFECO mutual funds. Mr. Dickey has been an executive officer of the Corporation since 1982 and a director of the Corporation since 1993.

WILLIAM P. GERBERDING, 66, is the President Emeritus of the University of Washington, where he served as President from 1979 until his retirement in 1995. Dr. Gerberding has been a director of the Corporation since 1981 and is a director of Washington Mutual, Inc. and Washington Mutual Bank.

PAUL W. SKINNER, 48, is President of Skinner Corporation, Seattle, Washington, an investment company. Mr. Skinner has been a director of the Corporation since 1988 and is a director of Seafirst Corporation and Seattle-First National Bank.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

                    DIRECTORS WHOSE TERMS EXPIRE AFTER 1996

         CLASS II -- TERM EXPIRES AT 1997 ANNUAL SHAREHOLDERS' MEETING

ROBERT S. CLINE, 58, is Chairman and Chief Executive Officer of Airborne Freight Corporation, Seattle, Washington, an air freight carrier. Mr. Cline has been a director of the Corporation since 1992 and is a director of Seafirst Corporation and Metricom, Inc.

JOSHUA GREEN III, 59, is Chairman and Chief Executive Officer of the Joshua Green Corporation, Seattle, Washington, a family investment firm, and Chairman of its wholly-owned subsidiary, Sage Manufacturing Corporation. Mr. Green has been a director of the Corporation since 1981 and is Chairman of the Board of U.S. Bank of Washington, N.A., and a director of U.S. Bancorp.

WILLIAM G. REED, JR., 57, is Chairman of the Board and Chief Executive Officer of Simpson Investment Company, Seattle, Washington, a forest products holding company. Mr. Reed has been a director of the Corporation since 1974 and is a director of Microsoft Corporation, The Seattle Times, Washington Mutual, Inc. and Washington Mutual Bank.

JUDITH M. RUNSTAD, 51, is a partner of the Seattle law firm of Foster Pepper & Shefelman. Mrs. Runstad has been a director of the Corporation since 1990 and is Chairman of the Federal Reserve Bank of San Francisco.

                                    -- 4 --

GEORGE H. WEYERHAEUSER, 69, is Chairman of the Board and a director of Weyerhaeuser Company, Tacoma, Washington, a forest products company, and was its Chief Executive Officer from 1966 until his retirement in 1991. Mr. Weyerhaeuser has been a director of the Corporation since 1978 and is a director of The Boeing Company and Chevron Corporation.

         CLASS III -- TERM EXPIRES AT 1998 ANNUAL SHAREHOLDERS' MEETING

ROGER H. EIGSTI, 53, is Chairman, Chief Executive Officer and President of the Corporation. Mr. Eigsti has been an executive officer of the Corporation or its subsidiaries since 1980 and a director of the Corporation since 1988. Mr. Eigsti is a director of Washington Mutual, Inc. and Washington Mutual Bank.

JOHN W. ELLIS, 67, is Chairman and Chief Executive Officer of The Baseball Club of Seattle, Inc., the owner of the Seattle Mariners baseball team, Seattle, Washington. Mr. Ellis is a director of Puget Sound Power & Light Company and was its Chief Executive Officer from 1976 to 1992 and its Chairman from 1987 to 1993. Mr. Ellis has been a director of the Corporation since 1981 and is a director of Washington Mutual, Inc. and Washington Mutual Bank, UTILX Corporation and Associated Electric & Gas Insurance Services, Ltd.

WILLIAM R. WILEY, 64, is Senior Vice President for Science and Technology Policy of Battelle Memorial Institute, an independent science and technology organization. From 1984 to 1994 he was Director of Pacific Northwest Laboratory, Richland, Washington, a national laboratory operated by Battelle Memorial Institute for the U.S. Department of Energy. Dr. Wiley has been a director of the Corporation since 1994 and is a director of Northwest Natural Gas Company and the Seattle Branch of the Federal Reserve Bank of San Francisco.

                  OWNERSHIP OF THE CORPORATION'S COMMON STOCK

The table below provides information as of February 8, 1996, with regard to the ownership of the Corporation's Common Stock by directors, nominees for director, the Corporation's Chief Executive Officer and other four most highly compensated executive officers, and by all directors and officers as a group. The shareholdings below have been adjusted to reflect the two-for-one split of SAFECO Common Stock which occurred on December 1, 1995. Total beneficial ownership of the Corporation's outstanding Common Stock is less than one percent in the case of each individual listed below except as follows: 4.9% for Mr. Graham, 2.0% for Mr. Green, 2.4% for Mr. Krippaehne, and 8.0% for all 19 directors and officers as a group (including shares subject to stock options which may be exercised within 60 days). The holdings shown in the table do not include 4,515,600 shares held by The SAFECO Employees' Profit Sharing Retirement Plan, as to which the members of the Investment Committee for the Profit Sharing Retirement Plan (Messrs. Cline, Ellis, Gerberding, Knudsen, Reed and Skinner) share voting and investment power and certain members of management may be deemed to share investment power by reason of their positions.

                                    -- 5 --

                                                AMOUNT AND
                                                  NATURE              ACQUIRABLE
                                              OF BENEFICIAL            WITHIN 60
NAME                                            OWNERSHIP              DAYS (1)
-------------------------------------         --------------          -----------
Phyllis J. Campbell                                1,000                 --
Robert S. Cline                                    3,000                 --
Boh A. Dickey                                     42,331                 46,300
Roger H. Eigsti                                   95,354                 51,450
John W. Ellis                                     10,024                 --
William P. Gerberding                              2,000                 --
Donald G. Graham, Jr.                          6,194,458(2)              --
Joshua Green III                               2,547,432(3)              --
Calvert Knudsen                                    4,700                 --
William W. Krippaehne, Jr.                     3,003,728(4)              --
Dan D. McLean                                     18,474                  8,750
William G. Reed, Jr.                             666,796(5)              --
James W. Ruddy                                     2,500                 15,852
Judith M. Runstad                                  2,000                 --
Paul W. Skinner                                  278,120(6)              --
George H. Weyerhaeuser                            55,600(7)              --
William R. Wiley                                       0                 --
Richard E. Zunker                                 15,738(8)               7,000
All directors and officers as a group
(19 persons)                                   9,945,129                146,202

------------
(1) Shares which may be purchased within 60 days pursuant to the Corporation's Stock Option Plan or the SAFECO Incentive Plan of 1987.

(2) Includes (i) 5,997,298 shares owned by three corporations of which Mr. Graham is an officer and/ or director, 49,726 shares owned by a charitable foundation of which he is an officer and trustee, 22,360 shares owned by a trust estate of which he is a co-trustee, and thereby in each such case shares voting power and investment power with respect to such shares; and
    (ii) 29,168 shares owned by three trust estates of which he is the sole trustee, and thereby in each such case holds the voting power and investment power with respect to such shares. Mr. Graham disclaims any beneficial interest in any of the shares referred to in this footnote, other than such indirect interest he may have as a stockholder of said three corporations.

(3) Includes 2,546,832 shares owned by the Joshua Green Corporation in which Mr. Green has a substantial interest with voting control and investment power, and 600 shares owned by his spouse.

(4) Includes 3,002,376 shares owned by two corporations of which Mr. Krippaehne is an officer and director and thereby has shared voting power and investment power with respect to such shares, and 346 shares owned by Mr. Krippaehne's spouse. The shares owned by the two corporations are

                                    -- 6 --
    also included in Mr. Graham's beneficial shareholdings. (See footnote (2) above.) Mr. Krippaehne disclaims any beneficial interest in any of the shares referred to in this footnote, other than such indirect interest he may have as a stockholder of said corporations.

(5) Includes (i) 500,694 shares owned by two trusts of which Mr. Reed is a co-trustee and beneficiary, and thereby shares voting power and investment power with respect to such shares, (ii) 7,772 shares owned by Mr. Reed's spouse, and (iii) 141,686 shares owned by Mr. Reed's children.

(6) Includes 258,120 shares owned by Skinner Corporation in which Mr. Skinner has a substantial interest and 16,000 shares owned by trusts of which Mr. Skinner is a trustee, and thereby in each case shares voting power and investment power with respect to such shares. Mr. Skinner disclaims any beneficial interest in the shares owned by the trusts.

(7) Includes 25,200 shares owned by trusts of which Mr. Weyerhaeuser is co-trustee and for which he shares voting power and investment power.

(8) Includes 800 shares owned by Mr. Zunker's spouse.

In addition, INVESCO PLC, 11 Devonshire Square, London EC2M 4YR, England, reported in a Schedule 13G filed with the Securities and Exchange Commission ("SEC") that its subsidiaries had shared voting power and investment discretion with respect to 8,723,998 shares, or 6.9% of the Corporation's outstanding Common Stock, at December 31, 1995. The subsidiaries, investment advisers, hold the shares on behalf of their clients, none of which holds more than 5% of the Corporation's shares. The Capital Group Companies, Inc., 333 South Hope Street, Los Angeles, California, 90071, reported in a Schedule 13G filed with the SEC that at December 31, 1995, two of its subsidiaries had sole investment discretion with respect to 9,962,900 shares, or a combined total of 7.9% of the Corporation's outstanding Common Stock, including 486,000 shares with respect to which one subsidiary had sole voting power. The subsidiaries are investment advisers and hold the shares on behalf of their clients, none of which holds more than 5% of the Corporation's shares.

                             SECTION 16(A) REPORTS

Under Section 16 of the Securities Exchange Act of 1934, as amended, directors and officers of the Corporation are required to report their holdings of and transactions in the Corporation's stock to the SEC. To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during 1995 all persons subject to the Section 16 filing requirements with respect to the Corporation filed the required reports on a timely basis.

                                    -- 7 --

                            COMMITTEES OF THE BOARD

The Board of Directors of the Corporation presently has these standing committees: Executive, Finance, Audit, Compensation and Nominating. Except for certain fundamental corporate acts reserved to the full Board under Washington law, the Executive Committee has broad authority, when the Board is not in session, to exercise all of the powers of the Board in management of the business of the Corporation. The Finance Committee has general supervision over the investments of and all matters of financing by the Corporation. The Audit Committee recommends independent auditors for selection by the Board of
Directors, reviews plans for upcoming audits with such auditors, and, after an audit has been completed, reviews the results of that audit. The Compensation Committee passes upon all salary increases where the proposed salary is $150,000 per year or more, reviews salary administration policy, administers the
Corporation's stock option program, and approves all material changes in employee benefit programs. The Nominating Committee reviews qualifications of candidates for board membership, recommends to the Executive Committee candidates for membership on the Board and the annual slate of nominees for director, and recommends to the Board criteria for board membership, composition of the Board, tenure of directors and fees to be paid to directors. The Nominating Committee will consider persons for board membership recommended by shareholders. Recommendations supported by a description of such persons' background and experience and written consents of such persons to serve should be addressed to the Secretary to the Board of Directors, SAFECO Corporation, SAFECO Plaza, Seattle, Washington 98185. This information must be received by November 14, 1996, for such persons to be considered for nomination by the Board for election at next year's annual meeting of shareholders.

During 1995 the Board and the Compensation and Finance Committees each held four meetings, the Audit and Executive Committees each held three meetings and the Nominating Committee held one meeting. All current directors attended at least 75% of the Board and committee meetings they were eligible to attend. The present members of each committee are:

COMMITTEE           MEMBERS
Executive           Messrs. Eigsti (Chair), Ellis, Graham, Green and Weyerhaeuser.
Finance             Messrs. Cline, Dickey, Eigsti, Ellis (Chair), Gerberding, Knudsen,
                    Reed and Skinner.
Compensation        Messrs. Cline, Ellis, Reed and Weyerhaeuser (Chair).
Audit               Messrs. Gerberding, Graham (Chair), Green, Wiley and Mrs. Runstad.
Nominating          Messrs. Ellis, Green (Chair) and Reed.

                                    -- 8 --

                     COMPENSATION OF DIRECTORS AND OFFICERS

COMPENSATION OF DIRECTORS

Directors of the Corporation, except those who are also employees, receive fees for their services as directors. The director fees are: an annual retainer of $24,000, a $1,500 fee for attendance at any Board meeting, and a $1,000 fee for attendance at any committee meeting. In addition, the Chair of the Finance Committee receives an annual retainer of $5,000 and a $1,000 fee for attendance at any meeting of the management investment committee. Directors may elect to defer their annual retainer and meeting fees under the terms of the SAFECO
Corporation Deferred Compensation Plan for Directors. Amounts deferred under that Plan are credited with interest at the applicable federal long-term rate in effect at January 1 of each year as determined for purposes of Section 1274 of the Internal Revenue Code, as amended. Directors are also reimbursed for reasonable travel expenses.

ANNUAL REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE
COMPENSATION
COMPENSATION COMMITTEE

Four outside directors of the Corporation, none of whom has been or is an employee of the Corporation and all of whom qualify as disinterested persons for purposes of administering the Corporation's stock option program under Section 16 of the Securities Exchange Act of 1934, comprise the Compensation Committee of the Board of Directors ("Committee"). The Committee is responsible for reviewing the Corporation's salary administration policy, approving salaries which are $150,000 or greater, administering the Corporation's stock option program, and approving changes to the Corporation's employee benefit plans. The members of the Committee, which met four times during 1995, are George H. Weyerhaeuser, Chair, Robert S. Cline, John W. Ellis, and William G. Reed, Jr. Harold W. Haynes was a member of the Committee until he retired as a director of the Corporation in May 1995.

APPROACH TO COMPENSATION

This report discusses the compensation policies applicable to the Corporation's executive officers, including the chief executive officer and four other most highly compensated executives ("Named Executive Officers"). With the exception of stock options and restricted stock rights, all major compensation and retirement plans apply equally to all employees of the Corporation's property and casualty, life, credit and asset management subsidiaries ("Employees"). The Corporation's compensation policies and plans are intended to:

    1.  Attract and retain high-caliber personnel on a long-term basis.

    2.  Encourage the creation of shareholder value.

    3. Link compensation to business results and shareholders' returns over time.

    4. Maintain an appropriate balance between base salary and short- and long-term incentive opportunities.

                                    -- 9 --

ELEMENTS OF COMPENSATION

The following are the basic elements of compensation for executive officers of the Corporation:

    SALARY: Salaries are administered on an individual, subjective basis for all Employees, including executive officers. With respect to compensation paid to executive officers the Committee regularly reviews information concerning compensation practices and levels of other companies. Salaries of executive officers are not, however, targeted for any specific level relative to salaries paid by other companies.

    BONUS: A non-discretionary cash bonus plan applies to all Employees with at least one year of service. An annual bonus pool is established under a fixed formula based on the Corporation's pre-tax results. Under the formula, the bonus pool consists of 10% of the sum of the following pre-tax items: the underwriting results for the property and casualty subsidiaries; the operating results for the life subsidiaries, SAFECO Credit Company and the Corporation's asset management subsidiaries; and 20% of the investment income of the property and casualty subsidiaries. A cash bonus is paid for each year in which the calculation results in a bonus pool.

    In years for which the bonus pool is large enough to pay the maximum bonus amounts, Employees with three years or more of service receive a bonus equal to 10% of base salary. In years when the fixed formula does not provide a sufficient pool to pay the maximum bonus amounts to all eligible Employees, bonus payments made to all Employees are reduced proportionately.

    The percentage of salary paid as a bonus to all Employees with three years of service, including the Named Executive Officers, for each of 1995, 1994 and 1993 was 10%, 9.2%, and 10%, respectively.

    STOCK OPTION PROGRAM: A shareholder-approved stock option program has been an element of compensation since the early 1960s. The purpose of the program is to induce selected, key employees of the Corporation and its subsidiaries to remain employed with the Corporation, to participate in ownership of the Corporation, to advance the interests of the Corporation and to increase the value of the Corporation's Common Stock.

    Under the shareholder-approved SAFECO Incentive Plan of 1987 ("Plan") the Committee in its sole discretion may grant to selected, key employees of the Corporation and its subsidiaries stock options and restricted stock rights ("RSRs") in amounts and on terms consistent with the Plan.

    Grants of stock options and RSRs are made on an individual basis. The Committee makes a subjective judgment in connection with each grant and considers the individual's responsibilities, potential for advancement, current salary, previous grants, the current price of the Corporation's Common Stock, the performance of the Common Stock over time and, for all individuals other than the chief executive officer, the recommendation of the chief executive officer. Although the

                                    -- 10 --

    Committee does not establish any set value to award under the Plan to any individual, the Committee does consider previous grants made as well as the different nature of stock options and restricted stock rights in making awards under the Plan.

    Stock options are awarded at the closing market price of the Common Stock on the grant date and typically vest in 25% increments on the first, second, third and fourth anniversary of the grant date. The Committee has never rescinded an outstanding option and reissued it at a lower exercise price.

    RSRs entitle the holder to receive a specified number of shares of Common Stock or cash equal to the closing market price of such shares on the vesting date. RSRs typically vest and are settled in 25% increments on the first, second, third and fourth anniversary of the grant date. Holders of RSRs are paid amounts equivalent to the dividends which would be paid on the same number of shares of Common Stock.

    Under the stock option program, as of December 31, 1995, there were 144 participants; outstanding options to purchase an aggregate of 1,803,633 shares of Common Stock; outstanding RSRs entitling the holders to receive an aggregate of 95,576 shares of Common Stock; and 1,800,774 shares of Common Stock available for additional options and RSRs. The number of shares of Common Stock reflect the effect of the two-for-one stock split effective December 1, 1995.

    RETIREMENT PROGRAM: Three basic tax-qualified plans comprise the Corporation's retirement program and are available on the same basis to all
    Employees: the Savings Plan, the Profit-Sharing Plan and the Cash Balance Plan. In addition, there are two supplemental retirement plans to provide for benefits which cannot be included in the tax-qualified plans. These plans are described in more detail elsewhere in this proxy statement. Since the Corporation's Common Stock constituted 31% of the assets of the Profit-Sharing Plan at December 31, 1995, all participants in the Plan have a significant, indirect ownership in the Corporation and an additional incentive to advance its interests and to increase the value of its Common Stock.

    OTHER EMPLOYEE BENEFITS: The Corporation offers other benefit plans (E.G., vacation; sick leave; medical, disability, life and accident insurance) to executive officers on the same basis as offered to all Employees. In addition, certain benefits (E.G., payment for annual medical exams and club dues) are provided by the Corporation to some executives, including the Named Executive Officers.

CONSIDERATIONS IN CONNECTION WITH COMPENSATION LEVELS

CORPORATE PERFORMANCE

The directors regularly review the Corporation's performance and the degree to which investment returns have been generated for shareholders. This includes review of customary financial measures

                                    -- 11 --
with respect to the Corporation, E.G., compounded annual return to shareholders, the Corporation's Common Stock price and the common stock prices of comparable companies, the combined ratio of the Corporation's property and casualty subsidiaries and the combined ratios of competitors, the revenue and premium growth of the Corporation's operating subsidiaries, financial strength and asset management, and consideration of the ratings assigned to the Corporation, its subsidiaries or securities by A.M. Best Insurance Services, Standard & Poor's Ratings Group ("S&P") and Moody's Investors Service, Inc.

The directors annually review graphs that compare the cumulative total return to shareholders of the Corporation with the S&P 500 and a self-constructed peer group comprised of ten companies in the same lines of business as the Corporation's major operating subsidiaries ("Peer Index"), with their returns weighted according to the component companies' respective market capitalization. The ten-year graph is included in this proxy statement as its time period may more adequately reflect returns for the long-term shareholder and option holder.

                                    -- 12 --

                    COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                         AMONG SAFECO, S&P 500 AND PEER INDEX*

   EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 1990       1991       1992       1993       1994       1995
   SAFECO            100        154        186        184        182        248
   S&P 500           100        130        140        155        157        215
   Peer In-
   dex *             100        132        160        177        162        246

       *Comprised of Aetna, Allstate, Chubb, CIGNA, Cincinnati Financial, Ohio
        Casualty, Progressive, St. Paul, TIG Holdings and USF&G.

                                    -- 13 --

                   COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
                       AMONG SAFECO, S&P 500 AND PEER INDEX*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 1985       1986       1987       1988       1989       1990       1991       1992       1993       1994
SAFECO               100        119        127        114        193        170        261        316        313        309
S&P 500              100        119        125        146        192        186        242        261        287        291
Peer Index *         100        105         93        101        137        118        156        190        210        192

                 1995
SAFECO               420
S&P 500              400
Peer Index *         292

    *Comprised of Aetna, Allstate, Chubb, CIGNA, Cincinnati Financial, Ohio
     Casualty, Progressive, St. Paul, TIG Holdings and USF&G.

                                    -- 14 --

The financial integrity and stability of the Corporation and its subsidiaries are of critical importance. One measure of these are the following claims-paying ratings given by independent rating services.

                    INSURANCE RATINGS: CLAIMS-PAYING ABILITY

                                     S&P      MOODY'S   A. M. BEST
                                  ---------  ---------  ----------
Property/Casualty Subsidiaries    AAA           Aa1        A++
Life Subsidiaries                 AA            Aa2        A++

INDIVIDUAL PERFORMANCE

In connection with compensation for individual executive officers, the Committee consulted with the chief executive officer and exercised its subjective judgment in evaluating each individual's leadership and managerial abilities, achievement of business unit and corporate objectives, potential for advancement or promotion and the relative value of the individual's performance in the overall achievement of the Corporation's objectives. In addition, in connection with the award of a stock option or RSR, the Committee considered the amount and terms of any previous award, the current price of the Corporation's Common Stock and the performance of the Common Stock over time.

In connection with the Committee's consideration of compensation for the Corporation's executive officers, including Mr. Eigsti, the Committee reviewed information regarding compensation practices and levels of competitors of the Corporation and its operating subsidiaries (including the companies that comprise the Peer Index) as well as non-competing companies of a similar size to the Corporation or its operating subsidiaries. Detailed compensation information was obtained from the proxy statements of publicly-held companies. In addition, the Committee reviewed compensation information compiled by two independent consulting firms as well as that collected by the Corporation's Personnel Department.

The purpose of this review was to confirm that the Committee's approach to compensation continues to be appropriate given the Corporation's lines of business, size and culture and the geographic location of the Corporation's executive officers. For 1995 the Committee confirmed that its approach to compensation was suitable to the achievement of the general purposes of the Corporation's compensation policies and plans. The Committee did not engage in this review for the purpose of targeting any element of compensation, including salaries, paid to the Corporation's executive officers at, below or above the median paid by any other company or group of companies.

CONSIDERATIONS IN CONNECTION WITH MR. EIGSTI'S COMPENSATION.

The Committee made subjective judgments with respect to an increase in Mr. Eigsti's salary and awards of stock options and RSRs to him. In connection with those awards, the Committee took into

                                    -- 15 --
account the cumulative total return to the Corporation's shareholders and the other financial measures listed above under "Corporate Performance." Mr. Eigsti's leadership and managerial abilities, as well as both historical and competitive compensation levels for his responsibilities, are considered in setting his salary and total compensation.

The calculations of the annual bonus and contributions or accruals with respect to the Corporation's retirement plans are made pursuant to the terms of those plans which apply to all Employees. Consequently, the Committee does not separately determine the amount or the payment of any such bonus, contribution or accrual for Mr. Eigsti or any other executive officer.

ADDITIONAL INFORMATION

The tables under "Compensation of Named Executive Officers" accompany this report and reflect the decisions covered by the foregoing discussion.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly-paid officers of publicly-held companies is subject to an annual limit of $1 million per employee. The Corporation may pay compensation that exceeds this limit.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

This  report is  submitted over  the names  of the  members of  the Compensation
Committee:

GEORGE H. WEYERHAEUSER, CHAIR
ROBERT S. CLINE
JOHN W. ELLIS
WILLIAM G. REED, JR.

                                    -- 16 --

                    COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The amount of all compensation paid to the Named Executive Officers for services in all capacities to the Corporation and its subsidiaries during the past three years is stated below:

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                 COMPENSATION AWARDS
                                                            ------------------------------
                                     ANNUAL COMPENSATION    RESTRICTED       SECURITIES
                                    ---------------------      STOCK         UNDERLYING       ALL OTHER
NAME AND PRINCIPAL                   SALARY    BONUS (4)    AWARDS (5)      OPTIONS/SARS     COMPENSATION
OCCUPATION                    YEAR    ($)         ($)           ($)            (#)(6)            ($)
----------------------------  ----  --------  -----------   -----------   ----------------   ------------
R. H. Eigsti                  1995  $650,000    $ 65,000      $310,300         50,000          $93,265(7)
 Chairman, Chief              1994   550,000      50,743       292,500         35,000           63,918
 Executive Officer &          1993   516,667      51,667       228,600         30,000           90,427
 President (1)
B. A. Dickey                  1995   390,000      39,000       192,600         30,000           55,775(8)
 Executive Vice               1994   352,500      32,521       187,200         24,000           40,776
 President & Chief            1993   326,667      32,667       152,400         20,000           56,923
 Financial Officer (2)
D. D. McLean                  1995   277,500      27,750       107,000         20,000           39,553(9)
 President of the             1994   243,750      22,488       117,000         15,000           28,033
 Corporation's Property &     1993   225,000      22,500        88,900         10,000           38,995
 Casualty Subsidiaries (3)
R. E. Zunker                  1995   250,000      25,000       107,000         16,000           35,588(10)
 President of the             1994   231,250      21,335       105,300         12,000           26,568
 Corporation's Life           1993   214,583      21,458        88,900         10,000           37,157
 Subsidiaries
J. W. Ruddy                   1995   195,000      19,500        66,875              0           24,525(11)
 Senior Vice President        1994   176,667      16,299        64,350         11,000           27,405
 and General Counsel          1993   160,000      16,000        63,500              0           25,739

------------
(1) Mr. Eigsti became Chief Executive Officer of the Corporation on January 1, 1992, and Chairman of the Board of Directors of the Corporation on May 5, 1993.

(2) Mr. Dickey became Executive Vice President of the Corporation on January 1, 1992, and a director of the Corporation on August 4, 1993.

(3) Mr. McLean became President of the Corporation's property & casualty insurance subsidiaries on January 1, 1993.

                                    -- 17 --

(4) A cash bonus of up to 10% of annual salary is paid to each employee of the insurance, credit and asset management operations who has at least three years of service when the pre-tax results from such operations support such a bonus. The percentage of salary paid as a bonus for 1995, 1994 and 1993 was 10%, 9.2%, and 10%, respectively.

(5) Restricted stock rights (RSRs) are awarded under the Corporation's stock option program and entitle an employee who remains continuously employed by the Corporation or its subsidiaries for a stated number of years to receive a specified number of shares of Common Stock or cash equal to the fair market value of such shares on the settlement date. Holders of RSRs are entitled to receive an amount equivalent to the dividends which would be paid on an equivalent number of shares of Common Stock. The dollar amounts in this column are determined by multiplying the number of shares covered by an RSR by the closing market price of the Common Stock on the grant date. The number of RSRs stated in this footnote reflect the effect of the two-for-one stock split effective December 1, 1995.

    In 1995 the Corporation awarded RSRs to the named executives in the following amounts: 11,600 for Mr. Eigsti; 7,200 for Mr. Dickey; 4,000 for Mr. McLean, 4,000 for Mr. Zunker and 2,500 for Mr. Ruddy. Each award was made on February 1 and, with the exception of Mr. McLean's award, will vest and be settled in 25% installments on the first, second, third and fourth anniversary dates of the award. In Mr. McLean's case the award will vest and be settled in 50% installments on the first and second anniversary dates of the award.

    The following are the total number of RSRs held by the named executives and the total value of such holding at December 31, 1995: for Mr. Eigsti, 24,700 RSRs with a value of $852,150; for Mr. Dickey, 15,750 RSRs with a value of $543,375; for Mr. McLean, 8,516 RSRs with a value of $293,802; for Mr. Zunker, 9,000 RSRs with a value of $310,500; and for Mr. Ruddy, 5,700 RSRs with a value $196,650.

(6) Reflects effect of two-for-one stock split on December 1, 1995.

(7) Includes net contributions to the Corporation's Profit-Sharing Plan of $13,748; net contributions to the Corporation's Savings Plan of $6,000; and allocations to non-qualified plans of $53,517 with respect to the Profit-Sharing Plan and $20,000 with respect to the Savings Plan for amounts which may not be contributed to the qualified plans because of limitations imposed by the Internal Revenue Code of 1986, as amended ("Non-Qualified Allocations").

(8) Includes net contributions to the Corporation's Profit-Sharing Plan of $13,748 and Savings Plan of $6,000; and Non-Qualified Allocations of $26,427 with respect to the Profit-Sharing Plan and $9,600 with respect to the Savings Plan.

(9) Includes  net  contributions  to the  Corporation's  Profit-Sharing  Plan of
    $13,748 and Savings Plan of $6,000; Non-Qualified Allocations of $14,705 with respect to the Profit-Sharing Plan and $5,100 with respect to the Savings Plan.

                                    -- 18 --

(10)Includes net contributions to the Corporation's Profit-Sharing Plan of $13,748 and Savings Plan of $6,000; and Non-Qualified Allocations of $11,840 with respect to the Profit-Sharing Plan and $4,000 with respect to the Savings Plan.

(11)Includes net contributions to the Corporation's Profit-Sharing Plan of $13,748 and Savings Plan of $4,667; and Non-Qualified Allocations of $6,110 with respect to the Profit-Sharing Plan.

STOCK OPTION AWARDS

Information concerning grants of stock options to the Named Executive Officers during 1995 is stated below. Under regulations of the Securities and Exchange Commission the assumed rates of appreciation of 5% and 10% are required to be used. These assumed appreciation rates are not based on the historic performance of the Corporation's Common Stock or any other stock or stock index. Any appreciation in the value of the stated stock options will occur only if the Common Stock increases in value. Changes in the market price of the Common Stock are dependent on the future performance of the Corporation as well as overall stock market performance. There can be no assurance that the amounts or rates of appreciation stated in the following table will be achieved.

Were one to apply the assumed rates of appreciation to the Common Stock of the Corporation for the same ten-year period as required for options in the following table, market capitalization would increase from $3.7 billion to $6.0 billion at the 5% rate and to $9.6 billion at the 10% rate. In addition, a shareholder, unlike an option holder, would receive dividends paid by the Corporation during that ten-year period.

                                    -- 19 --

                             OPTION GRANTS IN 1995

                                                                    POTENTIAL REALIZABLE
                                                                      VALUE AT ASSUMED
                             PERCENT OF                               ANNUAL RATES OF
                NUMBER OF       TOTAL                                   STOCK PRICE
               SECURITIES      OPTIONS                                  APPRECIATION
               UNDERLYING    GRANTED TO                               FOR OPTION TERM
                 OPTIONS      EMPLOYEES    EXERCISE                 --------------------
               GRANTED (1)       IN        PRICE (2)   EXPIRATION    5% (3)    10% (4)
NAME               (#)       FISCAL YEAR    ($/SH)        DATE        ($)        ($)
-------------  -----------   -----------   ---------   ----------   --------  ----------
R. H. Eigsti      50,000        16.02%      $ 29.438    05/03/05    $925,654  $2,345,790
B. A. Dickey      30,000         9.61%        29.438    05/03/05     555,393   1,407,474
D. D. McLean      20,000         6.41%        29.438    12/31/00     187,365     421,289
R. E. Zunker      16,000         5.12%        29.438    03/31/04     256,557     630,351
J. W. Ruddy            0         NA           NA           NA          NA         NA

------------
(1) Options to purchase SAFECO Common Stock. The numbers reflect the effect of the two-for-one stock split effective December 1, 1995. No stock appreciation rights were granted to any person named in this table. The grant date for each option is May 3, 1995. For each option granted, 25% of the shares subject to the option become exercisable on the second, third, fourth and fifth anniversary dates of the option grant, except that Mr. McLean's option becomes exercisable as follows: 50% on the first anniversary date, 75% on the second anniversary date and 100% on December 31, 1997.

(2) The exercise price reflects the effect of the two-for-one stock split effective December 1, 1995. The exercise price may be paid to the Corporation in cash, in shares of the Corporation's Common Stock valued at fair market value on the date of exercise, or in part cash and part stock. In addition, optionees may finance the exercise price of an option through a subsidiary of the Corporation. The interest rate on such loans fluctuates quarterly and is equal to the most recently published applicable federal rate determined pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended.

(3) This rate of appreciation produces an ending market price of $47.95 per share on May 3, 2005, and $38.81 per share on December 31, 2000 and $45.47 per share on March 31, 2004.

(4) This rate of appreciation produces an ending market price of $76.35 per share on May 3, 2005, and $50.50 per share on December 31, 2000 and $68.83 per share on March 31, 2004.

                                    -- 20 --

STOCK OPTION EXERCISES

Information concerning exercises of stock options during 1995 by the Named Executive Officers and the value of their unexercised options and stock appreciation rights at December 31, 1995 is stated below:

                      AGGREGATED OPTION EXERCISES IN 1995
                 AND OPTION/SAR VALUES AT DECEMBER 31, 1995 (1)

                                                  NUMBER OF
                                                 SECURITIES                     VALUE OF
                                                 UNDERLYING                    UNEXERCISED
                   SHARES                        UNEXERCISED                  IN-THE-MONEY
                  ACQUIRED      VALUE          OPTIONS/SARS AT               OPTIONS/SARS AT
                 ON EXERCISE   REALIZED       DECEMBER 31, 1995           DECEMBER 31, 1995 (2)
NAME                 (#)         ($)                 (#)                           ($)
---------------  -----------   --------  ---------------------------   ---------------------------
                                          EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
R. H. Eigsti      21,610       $323,238     51,450       126,750         $692,869      $871,344
B. A. Dickey      10,000        120,000     56,300        81,900          892,113       569,888
D. D. McLean       5,086         44,627      8,750        41,250           58,672       267,578
R. E. Zunker      23,850        314,888      7,000        42,250           63,156       296,625
J. W. Ruddy            0              0     16,606        15,094          263,508       109,080

------------
(1) Reflects the effect of the two-for-one stock split on December 1, 1995.

(2) Based on $34.50, the last sale price of the Corporation's Common Stock on December 31, 1995.

RETIREMENT PROGRAM

The Corporation's retirement program is comprised of three plans which qualify for favorable tax treatment under the Internal Revenue Code of 1986, as amended ("Code"), and two non-qualified supplemental plans. The three qualified plans are: The SAFECO Employees' Cash Balance Plan ("Cash Balance Plan"), The SAFECO Employees' Profit Sharing Retirement Plan ("Profit-Sharing Plan") and The SAFECO Employees' Savings Plan ("Savings Plan"). The two non-qualified plans are the SAFECO Employees' Supplemental Retirement Plan A and the SAFECO Employees' Supplemental Retirement Plan B ("Supplemental Plan A" and "Supplemental Plan B," respectively). The two non-qualified plans are designed to allocate to employees amounts not eligible for contribution under the qualified plans because of limitations imposed by the Code. All Employees are eligible to participate in the plans.

The Profit-Sharing Plan and the Savings Plan are defined contribution plans while the Cash Balance Plan is a defined benefit plan. With respect to the Cash Balance and Profit-Sharing Plans, annually 5% of the Corporation's net profits, as defined in those plans, is set aside and credited or contributed as follows:
The Cash Balance Plan is credited with an amount equal to 3% of the annual compensation of

                                    -- 21 --
participating employees plus 5% interest on the cumulative amount credited for prior years (together, the "Accrued Benefit"). The portion of the Accrued Benefit in excess of limitations imposed under Section 401(a)(17) of the Code is accrued in Supplemental Plan B.

The estimated annual benefits payable upon normal retirement to the Named Executive Officers from the Cash Balance Plan and corresponding portion of Supplemental Plan B are as follows: $37,998 for Mr. Eigsti, $29,188 for Mr. Dickey, $8,585 for Mr. McLean, $23,754 for Mr. Ruddy and $9,775 for Mr. Zunker.

The balance of the 5% of net profits remaining (after crediting the Cash Balance Plan with 3% of the participating employees' annual compensation) is contributed to the Profit-Sharing Plan, up to a maximum of 12% of participants' compensation, and allocated among participants based on their relative compensation for the year. The portions of the Profit-Sharing contribution in excess of limitations imposed under Sections 415 and 401(a)(17) of the Code are credited to participants' accounts in Supplemental Plan A and Supplemental Plan B, respectively.

The Savings Plan is funded by voluntary employee contributions not to exceed 6% of compensation and contributions by the Corporation of 66 2/3% of the employee contributions. The portion of the employer contributions to the Savings Plan in excess of limitations imposed under Section 401(a)(17) of the Code is credited to the participants' accounts in Supplemental Plan B.

                          CHANGE IN CONTROL AGREEMENTS

Messrs. Eigsti, Dickey, Ruddy and Zunker are among several officers of the Corporation or its subsidiaries who have agreements which provide for payments to them under certain circumstances following a change in control of the Corporation (as defined in the agreements). Under the agreements for Messrs. Eigsti and Dickey, should the officer in question be discharged without cause, or be demoted or given other good reason to resign following a change in control, the agreements call for a lump sum payment of up to three times annual salary and three years' continuation of life and health insurance in addition to payment for accrued vacation and sick leave, amounts allocated but not yet paid under the Corporation's bonus plan, and payment of certain retirement benefits. In the case of Messrs. Ruddy and Zunker, the amount of the lump sum payment is the lesser of three times annual salary or 2.99 times their average annual compensation (salary and bonus) during the five years immediately preceding the change in control.

In addition, the stock options awarded to Messrs. Eigsti, Dickey, McLean and certain other key employees of the Corporation under the Corporation's stock option program provide that following a change in control of the Corporation (as defined in the stock option plan), there will be 100% vesting of options and stock appreciation rights which have been held for at least one year.

                                    -- 22 --

                              CERTAIN TRANSACTIONS

The Corporation and its subsidiaries have transactions in the ordinary course of business with other business entities of which certain of the Corporation's directors and nominees for director are executive officers, partners or shareholders. During the period January 1, 1995 to December 31, 1995 ("Covered Period") the following directors and nominees for director of the Corporation were executive officers or ten percent or more shareholders of the following companies which (directly or through affiliates) engaged in insurance transactions with subsidiaries of the Corporation in which the amount involved exceeded $60,000: Fisher Companies Inc. and Fisher Broadcasting Inc. -- Messrs. Graham and Krippaehne, Joshua Green Corporation -- Mr. Green, and Graysmarsh Farm, Inc. -- Mr. Reed. All such transactions were in the ordinary course of business of the Corporation's subsidiaries.

Mrs. Runstad, a director of the Corporation, is a partner of the Seattle law firm of Foster Pepper & Shefelman, which received fees for legal services provided to the Corporation and its subsidiaries during the Covered Period. During the Covered Period, a subsidiary of the Corporation had six leases with Foster Pepper & Shefelman, and a seventh lease was originated in 1996. A total of $122,978 in lease payments was received by the subsidiary during the Covered Period. The aggregate lease balance at February 8, 1996 was $364,590.

Ms. Campbell, a director of the Corporation, is Chief Executive Officer and President of U.S. Bank of Washington, and Mr. Green, a director of the Corporation, is Chairman of the Board of U.S. Bank of Washington. During the Covered Period a direct subsidiary of the Corporation had a line of credit with
U. S. Bank of Washington in the amount of $20,000,000. The subsidiary did not borrow under such line during the Covered Period, nor did it pay any loan fees or interest. The balance due under such line at February 8, 1996 was zero. On January 1, 1996, the line of credit was terminated and a new replacement line of credit from U.S. Bank of Washington to the Corporation was established.

Ms. Campbell is also Executive Vice President of U.S. Bancorp, which owns U.S. Bank of Oregon. During the Covered Period, an indirect subsidiary of the Corporation had a line of credit with U.S. Bank of Oregon in the amount of $22,500,000 against which $20,000,000 was borrowed and for which loan fees and interest of $1,782,156 were paid. The outstanding balance on such line at February 8, 1996 was $20,000,000.

Dr. Wiley, a director of the Corporation, is Senior Vice President for Science and Technology Policy of Battelle Memorial Institute. A subsidiary of the
Corporation subleases office space from the Institute. During the Covered Period, the subsidiary paid a total of $56,331 in rent to the Institute. Additional rent in a total amount of $45,536 is expected to be paid to the Institute prior to expiration of the sublease in August 1996.

                                    -- 23 --

In addition, affiliates of Mr. Ellis and Mr. Cline, directors of the Corporation, entered into certain transactions with the Corporation during the Covered Period. See "Compensation Committee Interlocks and Insider Participation" below.

The terms of all such transactions were as fair to the Corporation and its subsidiaries as could have been obtained from other sources.

A subsidiary of the Corporation extends credit to optionees under the Corporation's stock option program at a rate, adjusted quarterly, equal to the applicable federal rate determined pursuant to Section 1274(d) of the Code. During the Covered Period the greatest amounts outstanding on such loans were $203,363 for Mr. McLean, and a total of $321,219 for all executive officers as a group. On February 8, 1996, the outstanding amounts were zero for Mr. McLean and $116,222 for all executive officers as a group.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board of Directors during 1995 were George H. Weyerhaeuser, Chair, Robert S. Cline, John W. Ellis, and William
G. Reed, Jr. Prior to his retirement from the Board in May 1995, Harold W. Haynes also served on the Compensation Committee.

Mr. Ellis is Chairman of The Baseball Club of Seattle, Inc., the owner of the Seattle Mariners baseball team. During 1995, subsidiaries of the Corporation sponsored a baseball night for employees and purchased advertising and Mariners season tickets and playoff tickets at an aggregate cost of $158,700. Similar sponsorship and the purchase of advertising and season tickets are planned for 1996.

Mr.  Cline  is  Chairman  and  Chief  Executive  Officer  of  Airborne   Freight
Corporation, to which subsidiaries of the Corporation paid fees totaling $495,297 for air freight delivery services in 1995.

The terms of all such transactions were as fair to the Corporation and its subsidiaries as could have been obtained from other sources.

                                    -- 24 --

               PROPOSAL TO AMEND ARTICLE III OF THE CORPORATION'S
                       RESTATED ARTICLES OF INCORPORATION
                                  (PROPOSAL 2)

The Board of Directors of the Corporation has unanimously determined that an amendment to Article III of the Corporation's Restated Articles of Incorporation is advisable and has voted to recommend it to the Corporation's shareholders for adoption. The amendment will, if adopted, increase the number of authorized shares of the Corporation's Common Stock from 150,000,000 to 300,000,000 shares.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Section 1 of Article III of the Corporation's Restated Articles of Incorporation currently provides that the Corporation shall have the authority to issue up to 150,000,000 shares of one class of Common Stock, no par value, and up to 10,000,000 shares of Preferred Stock, no par value. At February 8, 1996, no shares of preferred stock were issued and outstanding. There were 126,009,630 shares of Common Stock issued and outstanding at such date, as adjusted to reflect a two-for-one split of the Corporation's Common Stock on December 1, 1995. In addition, at February 8, 1996, the Corporation had outstanding employee stock options and restricted stock rights for 1,916,273 shares. The Corporation has reserved an additional 1,697,874 shares of authorized but unissued Common Stock for future issuance under the SAFECO Incentive Plan of 1987.

Under the proposed amendment, the number of authorized shares of Common Stock would be increased from 150,000,000 to 300,000,000, which would leave the Corporation with 170,376,223 shares of Common Stock authorized, unissued, and not reserved for issuance, based on shares outstanding at February 8, 1996. The number of authorized shares of Preferred Stock would remain at the same 10,000,000 shares. If the proposed amendment is approved, it will be effective upon the filing of Articles of Amendment with the Washington Secretary of State, which will be done as soon as practicable after approval of the proposal by the shareholders.

The Corporation has no present plans to issue any additional shares of authorized but unissued stock, except pursuant to its existing employee compensation plans. However, the Board of Directors believes it advisable for the Corporation to have an increased number of shares of authorized Common Stock available for future issuance for various corporate purposes at the discretion of the Board of Directors. Authorization for such additional shares will enable the Corporation, as the need may arise, to take timely advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of its shareholders at the time such additional shares are needed. Such corporate purposes may include the declaration of stock dividends or stock splits, the sale of stock to obtain additional capital funds, the acquisition or merger into the Corporation of other companies, or the adoption of additional employee compensation plans. Since the Corporation has no present plans to issue the increased shares of Common Stock, the transaction or transactions in which the shares might be issued cannot be described. Unless required by law or

                                    -- 25 --
regulatory authorities, no further authorization by the shareholders will be sought for any such share issuance. The proposed increase in the number of authorized shares of Common Stock will not change the number of shares currently outstanding or the rights of the holders of such shares. Shareholders do not have preemptive rights to acquire the Common Stock authorized by this amendment.

EFFECT OF PROPOSED AMENDMENT TO ARTICLE III

If adopted, the amendment will not, by itself, have any effect on the rights of holders of presently issued and outstanding shares of Common Stock. However, the issuance of additional shares of Common Stock could have the effect of diluting the voting power of shares of Common Stock outstanding at that time, including shares held by any persons who may be seeking to obtain control of the Corporation. The issuance of such shares may also result in a dilution of earnings per share of the outstanding shares of Common Stock.

The authorized but unissued shares of Common Stock could be used by the Board of Directors to make more difficult a change in control of the Corporation, even if shareholders viewed such change in control as favorable to their interests. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Corporation. Such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. The Corporation is not aware of any effort to accumulate the Common Stock or obtain control of the Corporation by a tender offer, proxy contest or otherwise, and the Corporation has no present intention to use the increased shares of authorized Common Stock for antitakeover purposes.

TEXT OF PROPOSED AMENDMENT

Article III, Section 1, of the Corporation's Restated Articles of Incorporation, if amended, would provide as follows:

        1. The aggregate number of shares of Common Stock ("Common Stock") which the corporation shall have authority to issue is Three Hundred Million (300,000,000). Such shares shall consist of one class only and shall be without par value. The aggregate number of shares of Preferred Stock, no par value ("Preferred Stock"), which the corporation shall have authority to issue is Ten Million (10,000,000). The Board of Directors is hereby vested with authority to divide from time to time any or all of the Preferred Stock into one or more series, and within the limitations set forth in the Washington Business Corporation Act (as amended from time to time) to fix and determine or to amend the relative rights and preferences of any such series.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND
ARTICLE III.

                                    -- 26 --

                                    AUDITING

Ernst & Young LLP, the Corporation's independent auditors since 1987, has been selected by the Audit Committee to be the auditors for the current year, subject to the approval of the Board at its meeting on May 1, 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

                     SHAREHOLDER NOMINATIONS AND PROPOSALS

The Corporation's Bylaws require that shareholder nominations of persons for election to the Board of Directors be received by the Secretary of the Board of Directors of the Corporation at SAFECO Plaza, Seattle, Washington 98185, not later than 10 days after the day public disclosure of the meeting date is made or notice of the meeting is mailed to shareholders, whichever first occurs. Therefore, notices of persons to be considered for election at the 1996 meeting will be timely if received by March 22, 1996. The notice must contain the name, address, telephone number, and number of shares of the Corporation's Common Stock owned by the nominating shareholder and the information relating to each nominee required with respect to nominees for director under the federal proxy solicitation rules. The notice of nomination must be accompanied by each nominee's written consent to being a nominee and statement of intention to serve as a director if elected.

The Corporation's Bylaws further provide that for business to be properly brought before the annual meeting by a shareholder, the shareholder must file a written notice of intention to bring such business with the Secretary of the Corporation at SAFECO Plaza, Seattle, Washington 98185, within the time frame described above. Therefore, notices of business to be brought at the 1996 meeting must be received by March 22, 1996. The notice must contain the name, address, telephone number and number of shares of the Corporation's Common Stock owned by the shareholder intending to bring such business before the meeting, a description of the business and reasons for conducting it at the annual meeting, and any material interest of the shareholder in such business.

Under the federal proxy solicitation rules, in connection with preparation of proxy material for the 1997 annual meeting of shareholders, any proposal submitted by a shareholder for such meeting must be received by the Corporation by November 14, 1996.

                                    -- 27 --

                                 OTHER MATTERS

THE CORPORATION FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE CORPORATION'S MOST RECENT FORM 10-K REPORT WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER WHO MAKES WRITTEN REQUEST TO ROD A. PIERSON, SENIOR VICE PRESIDENT, SECRETARY AND CONTROLLER, SAFECO CORPORATION, SAFECO PLAZA, SEATTLE, WASHINGTON 98185.

The Board is not aware of any other matters to be presented for action at the meeting. If any other matters come before the meeting, the persons named in the enclosed proxy form will vote all proxies in accordance with their best judgment.

All shares represented by the enclosed proxy, if returned prior to the meeting, will be voted in the manner specified by the shareholder. If neither a specific instruction is given nor authority withheld, the proxy will be voted for each of the nominees set forth in this Proxy Statement and for Proposal No. 2.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. SHAREHOLDERS ARE URGED TO VOTE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                                            [LOGO]
Dated:  March 12, 1996                                      Roger H. Eigsti
        Seattle, Washington                                 Chairman, CEO & President

                                    -- 28 --

                              SAFECO CORPORATION
    Proxy Solicited on Behalf of the Board of Directors of the Corporation
                    for the Annual Meeting of Shareholders
                                  May 1, 1996



P   The undersigned hereby appoints Roger H. Eigsti, John W. Ellis, Donald G.
R   Graham, Jr., Joshua Green III and George Weyerhaeuser, each with full power
O   of substitution, as the true and lawful attorneys, agents and proxies for
X   the undersigned, to attend the annual meeting of shareholders of SAFECO
Y Corporation to be held at the SAFECO Auditorium, SAFECO Plaza, Seattle, Washington, at 11:00 a.m. on May 1, 1996, or any adjournment thereof, and to represent and vote all of the shares the undersigned would be entitled to vote if personally present in the transaction of such business as may properly come before the meeting.


                                   CHANGE OF ADDRESS

        ______________________________________________________________________

        ______________________________________________________________________

        ______________________________________________________________________
        (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

    You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies named above cannot vote your shares unless you sign and return this card.


                                                                    SEE REVERSE
                                                                        SIDE

/X/   Please mark
      your votes as in
      this example

    (The Board of Directors recommends "FOR" Items 1 and 2.)


                         FOR           WITHHELD          Nominees:

1. Election of           / /             / /         Phyllis J. Campbell
   Directors.                                        Boh A. Dickey
                                                     William P. Gerberding
                                                     William W. Krippaehne, Jr.
                                                     Paul W. Skinner


        For, except vote withheld from the following nominee(s):

        ________________________________________________________


2. To approve an Amendment to Article III of the Restated Articles of Incorporation to increase the number of authorized shares of Common Stock.

                         FOR           AGAINST          ABSTAIN

                         / /             / /              / /



                                                       / /  Change of Address
                                                            on Reverse Side


                                       This proxy when properly executed will
                                       be voted in the manner directed herein.
                                       In the event that no designation (i.e.,
                                       "For," "Withheld," "Against," "Abstain") is made, the proxies named on the reverse side intend to vote the shares to which this proxy relates "For" Items 1 and 2. The proxies will vote in their discretion on any other matters properly coming before the meeting. The signer hereby revokes all prior proxies given by the signer to vote at the meeting or any adjournment thereof.


SIGNATURE(S) _______________________________________ DATE_______________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.